EXHIBIT 10.3
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (this “Agreement”) between _________________ (the “Employee”) and A. Schulman, Inc., a Delaware corporation (the “Corporation”), is effective as of September 22, 2016 (“Effective Date”).
WHEREAS, the Employee currently is employed by the Corporation; and
WHEREAS, in order to induce the Employee to remain in the employ of the Corporation, the Corporation desires to provide the Employee with certain severance benefits in the event his employment with the Corporation terminates in connection with a Change in Control under the circumstances described herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the Corporation and the Employee agree as follows:
Section 1.    Definitions
When used in this Agreement, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Agreement. When applying these definitions, the form of any term or word will include any of its other forms.

1.1    “Affiliate” shall mean any entity with whom the Corporation would be     considered a single employer under Sections 414(b) and 414(c) of the Code.
1.2    “Board” shall mean the Corporation’s Board of Directors.
1.3    “Cause” shall mean:
(a)    any act of fraud, embezzlement, misappropriation or conversion by the Employee of the assets or business opportunities of the Corporation and its Affiliates;
(b)    the Employee’s conviction of (or plea of guilty or nolo contendere to) a felony or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain;
(c)    intentional and repeated material violations by the Employee of the written policies or procedures of the Corporation or, to the extent applicable to the Employee, any of its Affiliates, or the intentional and material breach of any contract with, or violation of any legal obligation owed to, the Corporation or any of its Affiliates, provided that the Employee fails to cure, to the best of the Employee’s ability and to the extent that the breach is amenable to cure, such breach within thirty (30) days after delivery to the Employee of a notice from the Board specifying such breach; or
(d)    the Employee’s willful engagement in gross misconduct or intentional misrepresentation that is materially and demonstrably injurious to the Corporation or any of its Affiliates, provided that such breach is not cured to the best of the Employee’s ability and to the extent that the breach is amenable to cure within thirty (30) days after delivery to the Employee of a notice from the Board specifying such breach.

For purposes of this definition, no act or failure to act, on the Employee’s part shall be deemed “willful” unless done or omitted to be done, by Employee, not in good faith and without a reasonable belief that Employee’s act or failure to act was in the best interest of the Corporation or any Affiliate. In the event of a dispute concerning this definition of Cause, no claim by the Corporation or an Affiliate that Cause exists shall be given effect unless the Corporation establishes by clear and convincing evidence that Cause exists.
1.4    “Change in Control” shall mean the occurrence of any of the following:
(a)    the acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of stock of the Corporation that, together with the stock of the Corporation held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation;
(b)    the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation;
(c)    a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(d)    the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions.
This definition of Change in Control shall be interpreted in a manner that is consistent with the definition of a “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
Further, notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) shall not constitute a Change in Control for purposes of this Agreement if, in connection with the Transaction, the Employee participates as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, the Employee shall not be deemed to have participated as an equity investor in the Acquiror by virtue of: (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the Employee of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Corporation into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other employees of the Corporation and its Affiliates immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and similar matters; (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Corporation; or (iii) passive ownership of less than three percent (3%) of the stock of the Acquiror.

1.5    “Change in Control Protection Period” shall mean the period from the occurrence of a Change in Control and ending on the second anniversary thereof, even if such period extends beyond the Expiration Date (as defined in Section 2).
1.6    “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.7    “Good Reason” shall mean the occurrence of any of the following without the Employee’s express prior written consent:
(a)    a diminution in the Employee’s base compensation or incentive compensation opportunity;
(b)    the failure by the Corporation, to pay to the Employee any portion of the Employee's current compensation, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Employer, within seven (7) days of the date such compensation is due;
(c)    the failure by the Corporation to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the Employee's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue the Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, as existed at the time of the Change in Control;
(d)    the failure by the Corporation to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Corporation's pension, life insurance, medical, health and accident, or disability plans in which the Employee was participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change in Control, or the failure by the Corporation to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Corporation in accordance with the Employer's normal vacation policy in effect at the time of the Change in Control; or
(e)    a diminution in the Employee’s title, authority, duties, responsibilities or reporting relationships, including the requirement that the Employee report to a corporate officer or employee instead of to the Board;
(f)    a diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report;
(g)    a diminution in the budget over which the Employee retains authority;
(h)    a reassignment of the Employee to an office location twenty-five (25) miles or more from the office location of the Employee prior to a Change in Control, except for required travel to an extent substantially consistent with the Employee’s business travel obligations prior to a Change in Control;
(i)    the failure by the Corporation, in the event the Employee consents to a relocation at the request of the Corporation or its successor, to pay (or reimburse the Employee) for all reasonable moving expenses incurred by the Employee relating to a change of the Employee’s principal residence in connection with such relocation and to indemnify the Employee against any loss realized on the sale of the Employee’s principal residence in connection with any such change of residence; or
(j)    any other action or inaction that constitutes a material breach of the terms of this Agreement.
1.8    “Notice of Termination” shall mean a written notice that describes in reasonable detail the facts and circumstances claimed to provide a basis for Termination.
1.9    “Termination” shall mean a “separation from service” with the Corporation and its Affiliates within the meaning of Treasury Regulation §1.409A-l(h).
Section 2.    Term of Agreement
Subject to Sections 1.5, 5.3 and 6.3, the term of this Agreement shall commence on the Effective Date and end on December 31, 2018 (the “Expiration Date”).
Section 3.    Effect of Termination
3.1    Termination for Any Reason Prior to or After the Change in Control Protection Period. The Employee’s employment may be Terminated by the Corporation or by the Employee, in each case by delivering a Notice of Termination, for any reason prior to a Change in Control or following the expiration of the Change in Control Protection Period, and the Employee will not be entitled to any payments or benefits under this Agreement.
3.2    Termination During a Change in Control Protection Period.

(a)    Termination Without Cause or for Good Reason. The Employee will be entitled to receive the payments and benefits described in Section 4.1 if, during a Change in Control Protection Period:

(i)    The Corporation Terminates the Employee without Cause by delivering to the Employee a Notice of Termination; or

(ii)    The Employee Terminates for Good Reason by delivering to the Corporation a Notice of Termination for Good Reason, provided that such Notice of Termination is delivered within ninety (90) days of the initial existence of the condition constituting Good Reason and the Corporation does not remedy the condition constituting Good Reason within thirty (30) days of the date of such Notice of Termination. If the Employee fails to provide such written notice to the Corporation within the period described above, then the Employee will be deemed to have consented to such condition and the Corporation shall have no obligation to pay the compensation and benefits described in Section 4.1 with respect to such condition.

(b)    Termination for Any Other Reason. If, during a Change in Control Protection Period, the Employee is Terminated or Terminates for any reason other than as described in Section 3.2(a), including a Termination for Cause by the Corporation or due to the Employee’s death or disability (within the meaning of Section 409A of the Code), the Employee will not be entitled to any payments or benefits under this Agreement.

Section 4.    Change in Control Severance Payments
4.1    Calculation of Severance Payments. Subject to the terms of this Agreement, if the Employee is Terminated or Terminates for any reason described in Section 3.2(a), the Employee shall be entitled to the following:
(a)    Continued payment of the Employee’s compensation and provision of benefits through the date of Termination. Any accrued, but unpaid amounts or benefits shall be paid in a lump sum within thirty (30) days following the Employee’s date of Termination or, if earlier, the date specified in the applicable plan, program or arrangement.
(b)    An amount equal to any accrued, but unused vacation days, as determined under the Corporation’s personnel policy, which amount shall be paid in a lump sum within thirty (30) days following the Employee’s date of Termination.

(c)    A lump sum cash payment, which shall be paid within thirty (30) days following the Employee’s date of Termination, equal to the sum of: (i) two hundred percent (200%) of the Employee’s base salary for the calendar year immediately preceding the year in which the date of Termination occurs; plus (ii) two hundred percent (200%) of the Employee’s annual target bonus for the fiscal year in which the date of Termination occurs.

(d)    For 18 months after the Employee’s date of Termination, the Corporation will maintain in full force and effect, for the Employee’s continued benefit (and that of all family members and other dependents who were enrolled in the programs on the Employee’s date of Termination) all life, medical and dental insurance programs in which the Employee (and members of the Employee’s family or other dependents) were participating or by which such individuals were covered immediately before the Employee’s date of Termination. If the terms of any of such programs do not allow the continued participation described in the preceding sentence, the Corporation will: (i) provide benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the life, medical and dental insurance programs in which the Employee, members of the Employee’s family and dependents were participating immediately before the Employee’s date of Termination; and (ii) ensure that any eligibility or other conditions on benefits under these programs, including deductibles and co-payments, will be administered by applying the Employee’s experience under any predecessor program in which the Employee (and members of the Employee’s family and dependents) were participating before Termination. With respect to this Section 4.1(d), any benefits or payments relating to medical and dental insurance that are provided after completion of the applicable continuation period permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and any benefits or payments relating to life insurance shall be subject to the following: (A) the amount of expenses eligible for reimbursement or the benefits or payments provided during any taxable year of the Employee may not affect the expenses eligible for reimbursement or the benefits or payments to be provided to the Employee in any other taxable year; (B) reimbursement of any eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (C) the right to reimbursement or to such benefits or payments is not subject to liquidation or exchange for another benefit. To the extent that any benefit extended under this Section 4.1(d) would result in taxable compensation for the Employee, the Employee shall be solely responsible for any such taxes.

(e)    Reimbursement for all legal fees and expenses incurred by the Employee: (i) in disputing in good faith any issue relating to the Termination of the Employee’s employment during the Change-in-Control Protection Period; (ii) in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement; or (iii) in connection with any good faith dispute regarding the application of

Section 4.2 of this Agreement, including, but not limited to, any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided thereunder. Such payments shall be made within five (5) business days after delivery of the Employee's written requests for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require.

(f)    Any other change in control benefits to which the Employee is entitled under any other plan, program or agreement with the Corporation or any Affiliate. Such benefits shall be provided in accordance with the terms and conditions of the applicable plan, program or agreement.

4.2    Excess Parachute Payment.
(a)    Notwithstanding anything to the contrary in this Agreement, if any payments or benefits paid or payable to the Employee pursuant to this Agreement or any other plan, program or arrangement maintained by the Corporation or an Affiliate would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Employee shall receive the greater of: (i) one dollar ($1.00) less than the amount which would cause the payments and benefits to constitute a “parachute payment”; or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code, if such amount would be greater than the amount specified in Section 4.2(a), after taking into account all federal, state and local taxes. Any reduction to any payment made pursuant to Section 4.2(a) shall be made consistent with the requirements of Section 409A of the Code.
(b)    All determinations required to be made under this Section 4.2 shall be made by a public accounting firm that is retained by the Corporation to provide tax advice as of the date immediately prior to the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Employee within 15 business days of the receipt of notice from the Corporation or the Employee that there has been a potential “parachute payment” within the meaning of Section 280G of the Code, or such earlier time as requested by the Corporation. Notwithstanding the foregoing, in the event: (i) that the Accounting Firm is precluded from performing such services under applicable auditor independence rules; or (ii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Corporation shall appoint another nationally recognized public accounting firm to be the Accounting Firm.

(c)    If, pursuant to Section 4.2(a), any payment or benefit payable hereunder is required to be reduced, the Accounting Firm shall provide a written opinion to the Employee that: (i) such reduction is necessary in order for the Employee to avoid having to pay or report any excise tax pursuant to Section 4999 of the Code; and (ii) that the Employee is not required to pay or report any excise tax under Section 4999 of the Code on the Employee’s federal income tax return.

(d)    All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Corporation. The determination by the Accounting Firm shall be binding upon the Corporation and the Employee.

4.3    Conditions Affecting Payments.
(a)    Except as expressly provided in this Agreement, the Employee’s right to receive the payments and benefits described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Employee under any plan, agreement or arrangement between the Employee and the Corporation or any Affiliate.

(b)    The Employee is not required to mitigate the amount of any payment or benefit described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation that the Employee earns in any capacity after Termination or by reason of the Employee’s receipt of or right to receive any retirement or other benefits on or after Termination.
(c)    The amount of any payment made under this Agreement will be reduced by amounts the Corporation or any Affiliate is required to withhold with respect to any income, wage or employment taxes imposed on the payment.
(d)    Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Treasury Regulation §1.409A-l(i) and as determined under the Corporation’s policy for determining specified employees) on the date of Termination and any payment pursuant to Section 4.1(b) or 4.1(c) is subject to Section 409A of the Code, then such payment shall not be paid to the Employee until the first day of the seventh month following the Employee’s date of Termination or, if earlier, the date of the Employee’s death.
Section 5.    Employee’s Obligations
5.1    Confidential Information. The Corporation’s and its Affiliates’ methods, plans for doing business, processes, pricing, compounds, customers and supplies are vital and, to the extent not made public by the Corporation or its Affiliates, constitute confidential information subject to their proprietary rights therein. The Employee covenants and agrees that during the term of this Agreement and at all times thereafter, the Employee will not, directly or indirectly, make known, divulge, furnish, make available or use, otherwise than in the regular course of the Employee’s employment or to the extent that disclosure is required pursuant to a compulsory proceeding in which the Employee’s failure to disclosure such confidential information would subject the Employee to criminal or civil sanctions, but only to the extent that Employee provides reasonable prior notice to the Corporation prior to disclosure, any invention, product, process, apparatus or design of the Corporation or its Affiliates, or any knowledge or information in respect thereof (including, but not limited to, business methods and techniques), or any other confidential or so-called “insider” information of the Corporation or its Affiliates. This covenant shall apply without regard to the time or circumstances of any Termination of the Employee’s employment.
5.2    Non-Competition and Non-Solicitation. If within the Change in Control Protection Period, the Employee shall have an involuntary Termination of employment by the Corporation other than for Cause, or shall have a voluntary Termination of employment for Good Reason, then and for a period of one (1) year immediately following the Termination Date, the Employee shall not, directly or indirectly, either as an individual for the Employee’s own account or as an investor, or other participant in, or as an employee agent, or representative of, any other business enterprise: (a) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, the employment of any person who was an employee of the Corporation or any Affiliate during the term of this Agreement; or (b) engage or participate in or finance, aid or be connected with any enterprise which competes with the Corporation or any Affiliate during the term of this Agreement. The geographical limitations of the foregoing shall include any country in which the Corporation or any Affiliate shall be doing business as of the Termination Date.

5.3    Effect of Breach of Obligations. If the Employee breaches any obligation described in this Agreement and such breach occurs before a Change in Control or before the Employee has Terminated, this Agreement will terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date.
Section 6.    Waiver; Amendment; Termination
6.1    Waiver. No provisions of this Agreement may be waived or discharged unless such waiver or discharge is expressly agreed to in writing signed by the Employee and such officer as may be specifically designated by the Corporation. In the event that the Employee continues his or her employment during the Change in Control Protection Period, such continued employment shall not constitute a waiver or diminish or eliminate, in any way whatsoever, any of Employee’s rights or obligations under this Agreement, including the Employee’s right to Terminate for Good Reason under Section 3.2(a). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
6.2    Amendment. This Agreement may be amended at any time by written agreement between the Employee and the Corporation.
6.3    Termination. Except as provided in Section 5.3, this Agreement will terminate prior to the Expiration Date upon the earliest of the following to occur:
(a)    The Employee’s Termination pursuant to Sections 3.1 or 3.2(b);
(b)    The mutual written agreement of the Corporation and the Employee to terminate this Agreement, whether or not it is replaced with a similar agreement; or
(c)    The full payment and provision of all payments and benefits due under this Agreement have been fully paid and provided.
6.4        Reimbursement of Legal Fees. If during the term of this Agreement, the Corporation seeks the Employee’s express written consent to a waiver or amendment of this Agreement (as required under Sections 6.1 and 6.2 hereof) or the termination of this Agreement under Section 6.3(b), the Corporation shall reimburse the Employee for all legal fees and expenses incurred in good faith by the Employee in relation to such requested waiver, amendment or termination. Such payments shall be made within five (5) business days after delivery of the Employee's written requests for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require.

Section 7.    Equitable Relief; Dispute Resolution
7.1    Uniqueness of Obligations. The Employee’s obligations described in Section 5 of this Agreement are of a special and unique character which gives them a peculiar value to the Corporation and its Affiliates and the Corporation and its Affiliates cannot be reasonably or adequately compensated in damages in an action at law if the Employee breaches those obligations. The Employee therefore expressly agrees that, in addition to any other rights or remedies that the Corporation or its Affiliates may have, the Corporation or its Affiliates will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security if the Employee actually breaches (or threatens to breach) any obligation under this Agreement.
7.2    Arbitration. Except as provided in Section 7.1, any: (a) disagreement concerning the calculation of any payment due under this Agreement; (b) breach of any term of this Agreement; or (c) other dispute or controversy arising out of or relating to this Agreement, including the basis on which the Employee is Terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and nonappealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Corporation and the Employee. If the Employee and the Corporation fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in Akron, Ohio. Each party shall bear its own costs of arbitration, except that that the parties will equally share in the cost of the arbitrator.
Section 8.    Miscellaneous
8.1    Nonassignment. The right of the Employee or any other person to receive any payment or benefit under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any payment or benefit that is or may be receivable under this Agreement will be null and void and of no legal effect.
8.2    Successors to the Employee. Subject to Section 6.3, this Agreement inures to the benefit of and may be enforced by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.3    Notices. All notices and other communications provided for in this Agreement must be in writing and will be deemed to have been given when deposited with a reputable delivery service or in United States registered mail, return receipt requested, postage prepaid. For purposes of this Agreement:
(a)    all notices must be directed to the addresses shown on the last page of this Agreement;
(b)    notices and other communications to the Corporation will not be deemed to have been given unless they are directed to the attention of the Corporation’s Director of Human Resources and copies are sent to the Corporation’s Secretary; and
(c)    neither party will be required to use any address other than that shown on the last page of this Agreement unless notified of a change in the other party’s address. Any change in either party’s address must be given in writing to the other party and will be effective only upon receipt.

8.4    Complete Agreement. This Agreement supersedes any and all prior agreement between the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement.
8.5    Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.
8.6    Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.
8.7    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
8.8    Section 409A of the Code. This Agreement is intended to comply with or be exempt from Section 409A of the Code and shall be interpreted, construed and operated consistent with this intent.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.
A. SCHULMAN, INC.
By:     ____________________________________
Title:     ____________________________________
Address:    3637 Ridgewood Road
Fairlawn, Ohio 44333

[NAME OF EXECUTIVE]
__________________________________________
Address: